Exhibit 10.18(d)

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of November 31, 2013, between FARM CREDIT MID-AMERICA, FLCA formerly known as FARM CREDIT SERVICES OF MID‑AMERICA, FLCA (“FLCA”), FARM CREDIT MID-AMERICA, PCA formerly known as FARM CREDIT SERVICES OF MID‑AMERICA, PCA (“PCA”) and Green Plains Obion LLC,  Rives,  Tennessee (the “Company”).

BACKGROUND

FLCA, PCA and the Company are parties to a Master Loan Agreement dated June 13, 2011 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  Hereinafter, the term “Farm Credit” shall mean FLCA, PCA or both, as applicable in the context.  Farm Credit and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree as follows:

1.	Section 2 of the MLA is hereby amended and restated to read as follows:

SECTION 2.Sale of Participation Interests and Appointment of Administrative Agent.  The Company acknowledges that concurrent with the execution of this Master Loan Agreement and related Supplements, Farm Credit is selling a participation interest in this Master Loan Agreement and Supplements executed concurrently herewith to CoBank, FCB, an affiliate of CoBank, ACB (“CoBank”) (up to a 100% interest).  Pursuant to an Administrative Agency Agreement dated of even date herewith, as amended or replaced from time to time, (the “Agency Agreement”), Farm Credit and CoBank appointed CoBank to act as Administrative Agent (“Agent”) to act in place of Farm Credit hereunder and under the Supplements and any security documents to be executed thereunder.  All funds to be advanced hereunder shall be made by Agent, all repayments by the Company hereunder shall be made to Agent, and all notices to be made to Farm Credit hereunder shall be made to Agent.  Agent shall be solely responsible for the administration of this agreement, the Supplements and the security documents to be executed by the Company thereunder and the enforcement of all rights and remedies of Farm Credit hereunder and thereunder.  Company acknowledges the appointment of the Agent and consents to such appointment.

2.Section 10(K) of the MLA is hereby amended and restated to read as follows:

SECTION 10.Negative Covenants.  Unless otherwise agreed to in writing by Agent (as that term is defined in the MLA), while this agreement is in effect the Company will not:

(K)Changes to Operating Agreements, Etc.  Amend or otherwise make any material changes to the Company's Articles of Organization, Operating Agreement, Lease Agreement, Ethanol Storage Lease, Ground Lease, management contracts and ethanol and/or distillers grain marketing contracts.

3.Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT MID‑AMERICA, FLCA		GREEN PLAINS OBION LLC
By:	/s/ Ralph M. Bowman	By:	/s/ Patrich Simpkins

Title:	Vice President	Title:	EVP, Finance and Treasurer

FARM CREDIT MID‑AMERICA, PCA
By:	/s/ Ralph M. Bowman

Title:	Vice President